Exhibit 12.1

                      The AES Corporation and Subsidiaries

        Statement Re: Calculation of Ratio of Earnings to Fixed Charges
                            (In millions, unaudited)

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                                                                                    Three
                                                                                   Months
                                                Year ended December 31,             Ended
                                       -----------------------------------------  March 31,
                                        1995    1996    1997      1998     1999     2000
                                       -----   -----   -----     -----   -------  ---------
Actual:
Computation of Earnings:

Income from continuing operations
    before income taxes                $ 175   $ 207   $ 284     $ 546   $   420   $ 270
Adjustment for undistributed
    equity earnings, net of
    distributions                         (5)    (34)    (78)     (107)       72     116
Depreciation of previously
    capitalized interest                   4       4       4         6         6       2
Fixed charges                            137     171     311       564       783     320
Less:
    Capitalized interest                 (10)    (27)    (67)      (79)     (104)    (36)
    Preference security dividend
     of consolidated subsidiary            -       -       -         -        (1)     (1)
    Minority interest in pre-tax
     income of subsidiary that
     has not incurred fixed charges        -       -       -         -        (2)     (5)
                                       -----   -----   -----     -----   -------   -----
Earnings                               $ 301   $ 321   $ 454     $ 930   $ 1,174   $ 666
                                       =====   =====   =====     =====   =======   =====

Computation of Fixed Charges:
Interest expensed and amortization
    of issuance costs                  $ 127   $ 144   $ 244     $ 485     $ 640   $ 268
Capitalized interest                      10      27      67        79       104      36
Preference security dividend of
    consolidated subsidiary                -       -       -         -         1       1
Interest expense included in rental
    expense                                -       -       -         -        38      15
                                       -----   -----   -----     -----   -------   -----
Fixed Charges                          $ 137   $ 171   $ 311     $ 564   $   783   $ 320
                                       =====   =====   =====     =====   =======   =====
Ratio of earnings to fixed charges     2.20x   1.88x   1.46x     1.65x     1.50x   2.08x
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